EXHIBIT 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement of Agile Therapeutics, Inc. on Form S-8 to be filed on or about October 17, 2014 of our report dated March 14, 2014 (except for Note 13, as to which the date is May 8, 2014), on our audit of the statement of stockholders’ deficit and the statements of operations and cash flows (not separately presented) for the cumulative period from December 22, 1997 (inception) to December 31, 2008 which report was included in Amendment No. 4 to the Registration Statement on Form S-1, (File No. 333-194621), as filed with the Securities and Exchange Commission and declared effective on May 22, 2014.  Our report includes an explanatory paragraph about the existence of substantial doubt concerning the Company’s ability to continue as a going concern.

/s/ EISNERAMPER LLP

Iselin, New Jersey

October 17, 2014